(d)(15)(f)
JOHN HANCOCK FUNDS II
AMENDMENT TO SUBADVISORY AGREEMENT
Invesco Advisers, Inc.
     AMENDMENT made as of this 25th day of June, 2010 to the Subadvisory Agreement dated October 17, 2005 (the “Agreement”), as amended, between John Hancock Investment Management Services, LLC, a Delaware limited partnership (the “Adviser”), and Invesco Advisers, Inc., (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:
1. CHANGE IN APPENDIX A
     Section 3 of the Agreement, “Compensation of Subadviser,” is hereby amended to:
a. add the compensation of the International Growth Stock Fund as noted in Appendix A.
b. reduce the compensation of the Small Company Growth Fund as noted in Appendix A.
0. EFECTIVE DATE
     This Amendment shall become effective upon the later to occur of: (i) approval of the Amendment by the Board of Trustees of John Hancock Funds II (the “Trust”), and (ii) execution of the Amendment.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

John Hancock Investment Management Services, LLC
By:	/s/ Bruce R. Speca
Bruce R. Speca
Executive Vice President

Invesco Advisers, Inc.
By:	/s/ Lynn A. Bernard
Lynn A. Bernard
Vice President

APPENDIX A
     The Subadviser shall serve as investment subadviser for each Portfolio of the Trust listed below. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to each Portfolio, the fee computed separately for such Portfolio at an annual rate as follows (the “Subadviser Fee”):

	First	Next	Excess Over
	$250 million	$500 million	$750 million
	Of Aggregate Net	Of Aggregate Net	Of Aggregate Net
Portfolio	Assets*	Assets*	Assets*
International Growth Stock Fund

	First	Next	Next	Excess Over
	$250 million	$250 million	$500 million	$1 billion
	Of Aggregate Net	Of Aggregate Net	Of Aggregate Net	Of Aggregate Net
Portfolio	Assets*	Assets*	Assets*	Assets*
Small Cap Opportunities Fund

	First	Excess Over
	$250 million	$250 million
	Of Aggregate Net	Of Aggregate Net
Portfolio	Assets*	Assets*
Small Company Growth Fund
#The Subadviser Fee for the Small Company Growth Fund is ___ on all net assets when the total net assets of the following funds managed by the Subadviser and any other John Hancock Trust and John Hancock Funds II funds that the Subadviser may manage in the future exceed $1 billion:
Small Company Growth Trust, a series of John Hancock Trust
Small Company Growth Fund, a series of John Hancock Funds II
Small Cap Opportunities Trust, a series of John Hancock Trust
Small Cap Opportunities Fund, a series of John Hancock Funds II
International Growth Stock Trust, a series of John Hancock Trust
International Growth Stock Fund, a series of John Hancock Funds II
Value Trust, a series of John Hancock Trust
Value Fund, a series of John Hancock Funds II
(collectively, the “Invesco Funds”)
Only net assets of an Invesco Fund managed by the Subadviser are included for purposes of determining whether the $1 billion threshold has been reached. If the Subadviser ceases to serve as subadviser for an Invesco Fund, that fund’s net assets will not be included for purposes of determining whether the $1 billion threshold as been reached.

	First		Excess Over
	$200 million	Next $300 million	$500 million
	of Aggregate	of Aggregate	of Aggregate
Portfolio	Net Assets*	Net Assets*	Net Assets*
Value Fund

*	The term Aggregate Net Assets includes the net assets of a Portfolio of the Trust managed by the Subadviser. It also includes with respect to each Portfolio the net assets of one or more other portfolios subadvised by the Subadviser as indicated below, but in each case only for the period during which the Subadviser for the Portfolio also serves as the subadviser for the other portfolio(s). For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee, the net assets of the Portfolio and each other portfolio of the Trust are determined as of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other fund are determined as of the close of business on the previous business day of that fund.

Trust Portfolio(s)		Other Portfolio(s)

International Growth Stock Fund		International Growth Stock Trust, a series of John Hancock Trust

Small Cap Opportunities Fund	—	The portion of the net assets of the Small Cap Opportunities Trust, a series of John Hancock Trust, subadvised by the Subadviser

Small Company Growth Fund		Small Company Growth Trust, a series of John Hancock Trust

Value Fund		Value Trust, a series of John Hancock Trust
     The Subadviser Fee for a Portfolio shall be based on the applicable annual fee rate for the Portfolio which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (ii) Aggregate Net Assets (the “Applicable Annual Fee Rate”). The Subadviser Fee for each Portfolio shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Portfolio. The Adviser shall provide Subadviser with such information as Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by Subadviser.
     If, with respect to any Portfolio, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.